Exhibit 10.10

8. Form of Stock Appreciation Rights Award Agreement to Executives under the Company’s 2002 Stock Incentive Plan (non- Competition and clawback for fraud in connection with material misstatements) (2009)

STOCK APPRECIATION RIGHTS AWARD

(STOCK SETTLED)

Award Number:

Award Date	Number of Shares	Grant Price	Expiration Date

THIS CERTIFIES THAT UnitedHealth Group Incorporated (the “Company”) has on the Award Date specified above granted to

«Name»

(“Participant”) stock appreciation rights (the “Stock Appreciation Rights”) with respect to the number of shares of UnitedHealth Group Incorporated Common Stock, $.01 par value per share (the “Common Stock”), indicated above in the box labeled “Number of Shares” (the “Shares”). The initial value of each Share is indicated above in the box labeled “Grant Price.” This Award represents the right to receive shares of Common Stock (the “Issued Shares”) only when, and with respect to the number of Shares as to which, the Award has vested (the “Vested Shares”). This Award is subject to the terms and conditions set forth below and in the UnitedHealth Group Incorporated 2002 Stock Incentive Plan (the “Plan”). A copy of the Plan is available upon request. In the event of any conflict between the terms of the Plan and this Award, the terms of the Plan shall govern. Any terms not defined herein shall have the meaning set forth in the Plan.

* * * * *

1. Rights of the Participant with Respect to the Stock Appreciation Rights.

(a) No Shareholder Rights. The Stock Appreciation Rights granted pursuant to this Award do not and shall not entitle Participant to any rights of a shareholder of Common Stock prior to the exercise of the Stock Appreciation Rights and the receipt of the Issued Shares in accordance with this Award. The rights of Participant with respect to this Award shall remain forfeitable at all times prior to the date on which such rights become vested in accordance with Section 2, 3 or 4 hereof.

(b) Exercise of Stock Appreciation Rights; Issuance of Common Stock. No shares of Common Stock shall be issued to Participant prior to the date on which the Stock Appreciation Rights are vested in accordance with Sections 2, 3, or 4, and exercised in accordance with

Section 5. Upon exercise of the Stock Appreciation Rights, Participant shall be entitled to receive a number of Issued Shares for each Vested Share with respect to which the Stock Appreciation Rights are exercised equal to (i) the excess of the Fair Market Value of one Share on the date of exercise over the Grant Price, divided by (ii) the Fair Market Value of one Share on the date of exercise. The Issued Shares shall be issued in book-entry form, registered in Participant’s name or in the name of Participant’s legal representatives, beneficiaries or heirs, as the case may be. The Company will not deliver any fractional share of Common Stock but will pay, in lieu thereof, cash equal to the Fair Market Value of such fractional share.

2. Vesting. Subject to the terms and conditions of this Award, the Stock Appreciation Rights shall vest and may be exercised by Participant with respect to [            ]% of the Shares on each of the [                    ] and [            ] anniversaries of the Award Date if Participant remains continuously employed by the Company or any Affiliate until the respective vesting dates.

3. Early Vesting Upon Change in Control. Notwithstanding the other vesting provisions contained in Section 2, but subject to the other terms and conditions set forth herein, upon the effective date of a Change in Control, the Stock Appreciation Rights with respect to all of the Shares shall become immediately and unconditionally vested and exercisable. For purposes of this Award, a “Change in Control” shall mean the sale of all or substantially all of the Company’s assets or any merger, reorganization, or exchange or tender offer which, in each case, will result in a change in the power to elect 50% or more of the members of the Board of Directors of the Company.

4. Forfeiture or Early Vesting Upon Termination of Employment.

(a) Termination of Employment Generally. If Participant ceases to be an employee of the Company or any Affiliate for any reason (voluntary or involuntary) other than (i) death or permanent long-term disability, or (ii) a termination that results in severance or separation pay being paid to Participant, and at the time of such termination Participant is not eligible for Retirement (as defined below), then Participant may at any time within the Exercise Period (as defined below) exercise the Stock Appreciation Rights with respect to the Vested Shares on the date of the termination. Participant’s Stock Appreciation Rights with respect to any unvested Shares shall be immediately and irrevocably forfeited on the date of termination.

(b) Death or Permanent Long-Term Disability. If Participant dies while employed by the Company or any Affiliate, or if Participant’s employment by the Company or any Affiliate is terminated due to Participant’s failure to return to work as the result of a permanent long-term disability which renders Participant incapable of performing his or her duties as determined under the provisions of the Company’s long-term disability insurance program applicable to Participant, then (i) the Stock Appreciation Rights with respect to any unvested Shares shall immediately vest, and (ii) Participant (or Participant’s personal representatives, administrators or guardians, as applicable, or any person or persons to whom the Stock Appreciation Rights are transferred by will or the applicable laws of descent and distribution) may, subject to Section 7, at any time within a period of five years after the Participant’s death or termination of employment due to the Participant’s failure to return to work as the result of a permanent long-term disability, or for such other longer period established at the discretion of the Committee or the Chief Executive Officer of the Company, exercise the Stock Appreciation Rights to the extent of the full number of Vested Shares.

(c) Severance. If Participant is entitled to severance under the Company’s severance pay plan as in effect on the date hereof and the Participant is not eligible for Retirement (as defined below) at the time of termination of employment, then the Stock Appreciation Rights shall continue to vest for the period of such severance that Participant is eligible to receive. If Participant is entitled to severance under an employment agreement entered into with the Company, then vesting of the Stock Appreciation Rights shall continue for the period of such severance that Participant is entitled to receive as of the date hereof. If Participant is entitled to separation pay other than under the Company’s severance pay plan or an employment agreement, then vesting of the Stock Appreciation Rights shall continue for the lesser of (i) the period Participant would have received payments under the severance pay plan as in effect on the date hereof, had Participant been eligible for such payments or (ii) the period of separation pay. In either case, should Participant be paid in a lump sum versus bi-weekly payments, the Stock Appreciation Rights shall continue to vest for the period of time in which severance or separation pay would have been paid had it been paid bi-weekly.

(d) Retirement. If the Participant’s employment by the Company or any Affiliate is terminated and at the time of termination is eligible for Retirement, then (i) vesting of the Stock Appreciation Rights shall continue as if such termination of employment had not occurred and (ii) the Participant may, at any time within the shorter of (1) the Expiration Date of the Award or (2) a period of five years after such termination of employment by reason of the Participant’s Retirement or for such other longer period established at the discretion of the Committee or the Chief Executive Officer of the Company, exercise the Stock Appreciation Rights to the extent of the full number of Vested Shares which are exercisable and which the Participant is entitled to purchase under the Stock Appreciation Rights on the date of exercise of the Award; provided that the Award shall continue to be subject to “Forfeiture of Stock Appreciation Rights and Shares” below.

(e) For purposes of this Award, “Exercise Period” means the greater of (i) a period of three months after the date of termination of Participant’s employment, (ii) if Participant is entitled to severance or separation pay, a period of three months after vesting ceases as provided in (c) above, or (iii) such other longer period established at the discretion of the Committee or the Chief Executive Officer of the Company. Notwithstanding any other provision of this Agreement, the Stock Appreciation Rights shall in no event be exercisable to any extent or by any Person after the Expiration Date.

For purposes of this Award, “Retirement” means the termination of employment of a Participant who is age 55 or older with at least ten years of Recognized Employment with the Company or any Affiliate other than by reason of (i) death or permanent long-term disability or (ii) Misconduct.

For purposes of this Award, “Recognized Employment” shall include only employment since the Participant’s most recent date of hire by the Company or any Affiliate, and shall not include employment with a company acquired by UnitedHealth Group or any Affiliate before the date of such acquisition.

For purposes of this Award, “Misconduct” shall mean a Participant’s (a) violation of, or failure to act upon or report known or suspected violations of, the Company’s Principles of Ethics and Integrity, or (b) commission of any illegal, fraudulent, or dishonest act or gross negligent or intentional misrepresentation in connection with the Participant’s employment.

5. Method of Exercise. The Stock Appreciation Rights may be exercised with respect to Vested Shares by delivery to the Company of a written notice which shall state that Participant elects to exercise the Stock Appreciation Rights as to the number of Vested Shares specified in the notice as of the date specified in the notice.

6. Restriction on Transfer. During Participant’s lifetime, the Stock Appreciation Rights shall be exercisable only by Participant. Participant may not transfer the Stock Appreciation Rights except by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act or the rules promulgated thereunder. Any attempt to otherwise transfer the Stock Appreciation Rights shall be void.

7. Termination. The Stock Appreciation Rights granted pursuant to this Award shall terminate on the earlier to occur of (a) the date indicated above in the box labeled “Expiration Date” or (b) as provided in Section 4 above.

8. Forfeiture of Stock Appreciation Rights and Shares. This section sets forth circumstances under which Participant shall forfeit all or a portion of the Stock Appreciation Rights, or be required to repay the Company for the value realized in respect of all or a portion of the Stock Appreciation Rights.

(a) Violation of Restrictive Covenants. If Participant violates any provision of the Restrictive Covenants in Section 9, then (i) any unvested Stock Appreciation Rights and (ii) any Stock Appreciation Rights that vested within one year prior to Participant’s termination of employment with the Company or any Affiliate or at any time after such termination of employment (the “Forfeited SARs”) and that have not been exercised shall be immediately cancelled and rendered null and void without any payment therefor. If any such Forfeited SARs have been exercised prior to Participant’s violation of the Restrictive Covenants, Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in clause (i) or (ii), depending on whether the Participant still holds the Shares received upon exercise of the Forfeited SARs; (i) to the extent that such Shares have been sold, the aggregate proceeds received from such sale of Shares, and (ii) to the extent that such Shares have not been sold at the time Company demand is made, the aggregate Fair Market Value of such Shares on the date the Forfeited SARs were exercised.

(b) Fraud. If the Board determines that Participant has engaged in fraud that, in whole or in part, caused the need for a material restatement of the Company’s consolidated financial statements, then any vested and unvested Stock Appreciation Rights then held by the Participant shall be immediately cancelled and rendered null and void without any payment therefor. In addition, for any Stock Appreciation Rights that were exercised during the 12-month period following the first public issuance or filing with the Securities Exchange Commission (whichever occurs first) of the incorrect financial statements (the “Covered SARs”), the Participant shall be required to repay or otherwise reimburse the Company, upon demand, an amount in cash or Common Stock having a value equal to the amount described in clause (i) or (ii), depending on whether the Participant still holds the Shares received upon exercise of the Covered SARs; (i) to the extent that such Shares have been sold, the aggregate proceeds received from such sale of Shares, and (ii) to the extent that such Shares have not been sold at the time Company demand is made, the aggregate Fair Market Value of such Shares on the date the Covered SARs were exercised.

(c) In General. This section does not constitute the Company’s exclusive remedy for Participant’s violation of the Restrictive Covenants or commission of fraudulent conduct. The Company may seek any additional legal or equitable remedy, including injunctive relief, for any such violations. The provisions in this section are essential economic conditions to the Company’s grant of Stock Appreciation Rights to Participant. By receiving the grant of Stock Appreciation Rights hereunder, Participant agrees that the Company may deduct from any amounts it owes Participant from time to time (such as wages or other compensation, deferred compensation credits, vacation pay, any severance or other payments owed following a termination of employment, as well as any other amounts owed to the Participant by the Company) to the extent of any amounts Participant owes the Company under this section. The provisions of this section and any amounts repayable by Participant hereunder are intended to be in addition to any rights to repayment the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002 and other applicable law.

9. Restrictive Covenants. In consideration of the terms of this Award and Participant’s access to Confidential Information, Participant agrees to the Restrictive Covenants set forth below. For purposes of the Restrictive Covenants, the “Company” means UnitedHealth Group and all of its subsidiaries and other affiliates.

(a) Confidential Information. Participant has or will be given access to and provided with sensitive, confidential, proprietary and/or trade secret information (collectively, “Confidential Information”) in the course of Participant’s employment. Examples of Confidential Information include inventions, new product or marketing plans, business strategies and plans, merger and acquisition targets, financial and pricing information, computer programs, source codes, models and data bases, analytical models, customer lists and information, and supplier and vendor lists and information. Participant agrees not to disclose or use Confidential Information, either during or after Participant’s employment with the Company, except as necessary to perform Participant’s duties or as the Company may consent in writing.

(b) Non-Solicitation. During Participant’s employment and for the greater of two years after the termination of Participant’s employment for any reason whatsoever or the period of time during which the Stock Appreciation Rights remain exercisable, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Solicit any business competitive with the Company from any person or entity who (a) was a Company provider or customer within the 12 months before Participant’s employment termination and with whom Participant had contact to further the Company’s business, or for whom Participant provided services or supervised employees who provided those services, or (b) was a prospective provider or customer the Company solicited within the 12 months before Participant’s employment termination and with whom Participant had contact for the purposes of soliciting the person or entity to become a provider or customer of the Company, or supervised employees who had those contacts.

(ii)	Hire, employ, recruit or solicit any Company employee or consultant.

(iii)	Induce or influence any Company employee, consultant, or provider to terminate his, her or its employment or other relationship with the Company.

(iv)	Assist anyone in any of the activities listed above.

(c) Non-Competition. During Participant’s employment and for the greater of one year after the termination of Participant’s employment for any reason whatsoever or the period of time during which the which the Stock Appreciation Rights remain exercisable, Participant may not, without the Company’s prior written consent, directly or indirectly, for Participant or for any other person or entity, as agent, employee, officer, director, consultant, owner, principal, partner or shareholder, or in any other individual or representative capacity:

(i)	Engage in or participate in any activity that competes, directly or indirectly, with any Company product or service that Participant engaged in, participated in, or had Confidential Information about during Participant’s employment.

(ii)	Assist anyone in any of the activities listed above.

(d) Because the Company’s business competes on a nationwide basis, the Participant’s obligations under this “Restrictive Covenants” section shall apply on a nationwide basis anywhere in the United States.

(e) To the extent Participant and the Company agree at any time to enter into separate agreements containing restrictive covenants with different or inconsistent terms than those contained herein, Participant and the Company acknowledge and agree that such different or inconsistent terms shall not in any way affect or have relevance to the Restrictive Covenants contained herein.

By accepting this Stock Appreciation Right, Participant agrees that the provisions of this Restrictive Covenants section are reasonable and necessary to protect the legitimate interests of the Company.

10. Adjustments to Stock Appreciation Rights. In the event that any dividend or other distribution (whether in the form of cash, shares of Common Stock, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Common Stock or other securities of the Company or other similar corporate transaction or event affecting the Common Stock would be reasonably likely to result in the diminution or enlargement of any of the benefits or potential benefits intended to be made available under the Award (including, without limitation, the benefits or potential benefits of provisions relating to the term, vesting or exercisability of the Stock Appreciation Rights), the Committee shall, in such manner as it shall deem equitable or appropriate in order to prevent such diminution or enlargement of any such benefits or potential benefits, make adjustments to the Award, including adjustments in the number and type of Shares subject to the Stock Appreciation Rights; provided, however, that the number of shares of Common Stock into which the Stock Appreciation Rights may be exercised shall always be a whole number.

11. Tax Matters.

(a) In order to comply with all applicable federal, state and local tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state and local payroll, withholding, income or other taxes, which are the sole and absolute responsibility of Participant, are withheld or collected from Participant.

(b) Upon each exercise of Stock Appreciation Rights hereunder, Participant will be deemed to have elected to satisfy Participant’s minimum required federal, state, and local payroll, withholding, income or other tax withholding obligations arising from the exercise of Stock Appreciation Rights or the receipt of Issued Shares by having the Company withhold a portion of the Issued Shares otherwise to be delivered having a Fair Market Value equal to the amount of such taxes (but only to the extent of the minimum amount required to be withheld under applicable laws or regulations), unless, on or before the date of exercise, Participant notifies the Company that Participant has elected, and makes appropriate arrangements, to deliver cash, check (bank check, certified check or personal check) or money order payable to the Company.

12. Miscellaneous.

(a) This Award does not confer on Participant any right with respect to the continuance of any relationship with the Company or any Affiliate, nor will it interfere in any way with the right of the Company to terminate such relationship at any time.

(b) Neither the Plan nor this Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured creditor of the Company or any Affiliate.

(c) The Company shall not be required to issue or deliver any shares of Common Stock upon exercise of any Stock Appreciation Rights until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable have been and continue to be satisfied (including an effective registration of the shares under federal and state security laws).

(d) An original record of this Award and all the terms hereof, executed by the Company, is held on file by the Company. To the extent there is any conflict between the terms contained in this Award and the terms contained in the original held by the Company, the terms of the original held by the Company shall control.

(e) If a court or arbitrator decides that any provision of this Award is invalid or overbroad, Participant agrees that the court or arbitrator should narrow such provision so that it is enforceable or, if narrowing is not possible or permissible, such provision should be considered severed and the other provisions of this Award should be unaffected.

(f) Participant agrees that (i) legal remedies (money damages) for any breach of the Restrictive Covenants in Section 9 will be inadequate, (ii) the Company will suffer immediate and irreparable harm from any such breach, and (iii) the Company will be entitled to injunctive relief from a court in addition to any legal remedies the Company may seek in arbitration.

(g) The Restrictive Covenants and the provisions regarding forfeiture of the Stock Appreciation Rights and Shares in this Award shall survive termination of the Stock Appreciation Rights.

(h) The validity, construction and effect of this Award and any rules and regulations relating to this Award shall be determined in accordance with the laws of the State of Minnesota (without regard to its conflict of law principles).